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                                                                    EXHIBIT 99.1



        Rouge Industries, Inc. to be Acquired by Severstal in Chapter 11

                      Company Expects a Smooth Transition;
           Production and Customer Service to Continue Uninterrupted;
                     Secures Debtor-in-Possession Financing

     DEARBORN, Mich., Oct. 23 /PRNewswire-FirstCall/ -- Rouge Industries, Inc. (OTC Bulletin Board: RGID) today announced that it has reached an agreement on a non-binding letter of intent to sell substantially all the assets of the Company to Severstal, Russia's second largest steel producer and one of the world's top twenty steel producers. Severstal is a leading automotive supplier in Russia with annual revenues in excess of $2 billion and annual steel production of 10.6 million tons.
     Rouge Industries, and its wholly owned subsidiaries, Rouge Steel Company, QS Steel Inc. and Eveleth Taconite Company, have filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington. During the bankruptcy process, Rouge Steel Company and its affiliates will continue to manufacture and ship steel products and provide uninterrupted services to its customers.
     Rouge also announced that, subject to Bankruptcy Court approval, it has secured a commitment for a $150 million debtor-in-possession (DIP) credit facility, comprised of a $120 million revolving line of credit with a group of lenders led by Congress Financial Corporation and a $30 million term loan pursuant to an agreement in principle with Severstal. This facility will provide the Company with up to $35 million of incremental liquidity during the period required to complete the sale.
     The letter of intent to purchase the Company's assets is subject to Bankruptcy Court approval. Rouge intends to file a motion in the Bankruptcy Court to formalize a procedure for reviewing this and other purchase offers.
     Terms of the transaction will be included in filings to be made with the Bankruptcy Court. In accordance with Section 363 of the Bankruptcy Code, other companies will have an opportunity to submit bids through a court-supervised process. Rouge intends to ask the Bankruptcy Court to assign a near-term deadline for the submission of other bids, as well as dates for an auction and a final hearing.
     The DIP credit facility provides sufficient liquidity to fund employee salaries and benefits, materials and services from suppliers, ongoing operating expenses, and other working-capital requirements necessary for the continuity of the Company's operations.
     Carl L. Valdiserri, chairman and chief executive officer of Rouge Industries, Inc., said the company would continue operations and fulfill customer obligations during the reorganization process and that management had sought to sell the assets of Rouge to provide maximum consideration for the Company's creditors while securing the future viability of the business and the jobs of Rouge employees.
     "We will continue to provide our customers the high level of quality, delivery and technical service they have grown to expect from Rouge Steel and its employees," said Mr. Valdiserri.
     "We have had extensive conversations with our Severstal friends and are very optimistic about the potential for our future. The benefit of their financial strength, technical capabilities and global reach will enhance the future of Rouge," said Mr. Valdiserri. "We view this as importing foreign investment instead of exporting American jobs. Our business combination will


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provide a mutually beneficial result."
     For Severstal, the acquisition of Rouge represents its first investment in the United States steel industry and the opportunity to expand its global steel making presence.

     Mr. Vadim Makhov, Deputy General Director, Strategy for Severstal has stated, "We are excited about the opportunity to acquire Rouge and join with its management and employees to continue to produce automotive quality steel."
     Mr. Valdiserri said the Company and other domestic steel producers have experienced unprecedented declines in steel product pricing and profits over the past four years and more recently a sluggish U.S. economy. Sharp increases in natural gas and scrap prices beginning in 2002 have markedly increased production costs for domestic steel producers.
     "Despite the difficult operating conditions, Rouge employees have been able to implement substantial cost reductions and productivity and quality improvements," said Mr. Valdiserri. "However, as part of our reorganization, we must put in place a cost structure that will enable us to become a profitable and competitive supplier, regardless of our ultimate restructured form. Accordingly, the Company and the UAW have agreed to meet to discuss a new labor agreement that will help ensure that Rouge Industries will continue to provide high-quality UAW-produced steel for our customers at competitive prices."
     Rouge Industries, Inc. and its single-site primary operating subsidiary, Rouge Steel Company, are located in Dearborn, Michigan, in the heart of the domestic automotive industry. Rouge Steel Company has 2,600 employees, 2,000 of whom are represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, UAW.

     Safe Harbor Statement
     This press release contains forward-looking information about the Company. A number of factors could cause the Company's actual results to differ materially from those anticipated, including changes in the general economic or political climate, the supply of or demand for and the pricing of steel products in the Company's markets, plant operating performance, product quality, potential environmental liabilities, the availability and prices of raw materials, supplies, utilities and other services and items required by the Company's operations, the level of imports and import prices in the Company's markets, the availability of sufficient cash to support the Company's operations and higher than expected costs. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission.